EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to shares of common stock of CONSOL Energy Inc. that may be offered or issued pursuant to the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan, of our reports dated February 10, 2012, with respect to the consolidated financial statements and schedule of CONSOL Energy Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of CONSOL Energy Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania
August 3, 2012